Exhibit 99.2

FOR IMMEDIATE RELEASE

July 28, 2014

OWENS & MINOR IMPLEMENTS MANAGEMENT SUCCESSION PLAN

President & COO James Bierman Named President & CEO, Effective September 1st;

Craig Smith to Serve as Executive Chairman

RICHMOND, VA – (July 28, 2014) – Owens & Minor, Inc. (NYSE:OMI), a leading healthcare logistics company, today announced that its Board of Directors has named President & Chief Operating Officer James L. Bierman, 61, to serve as President & Chief Executive Officer and appointed him as a director of the company, effective September 1, 2014. Craig R. Smith, 63, currently Chairman & Chief Executive Officer, will continue to serve the company in the role of Executive Chairman.

Today’s announcement reflects the Board’s ongoing succession planning process and is designed to ensure a seamless transition to proven leadership as the company continues to advance its strategy of Connecting the World of Medical Products to the Point of CareTM by broadening its service offering to provider and manufacturer customers.

Anne Marie Whittemore, Lead Independent Director, said, “Jim Bierman is a talented executive with the experience and skill set to lead Owens & Minor. He has a deep understanding of the company and its business, having spearheaded our response to the changing healthcare landscape and directed the investments necessary to drive long-term growth and value creation. We look forward to his leadership in continuing these efforts as our next CEO.”

Whittemore continued, “On behalf of the Board, I want to thank Craig Smith for the extraordinary contributions he has made to the success of Owens & Minor. Under his leadership as CEO, Owens & Minor has grown into a leading $9 billion international healthcare logistics services organization serving both manufacturers and healthcare providers. We are thankful that he will continue to serve the company in the role of Executive Chairman, and we are confident that the company and our management team will benefit from his invaluable experience.”

Bierman said, “I am honored to have the opportunity to lead Owens & Minor at such an exciting time in its history. Over the past three years, we have become a vital supply chain services provider to the healthcare industry by making strategic investments across product and service categories and diversifying into new geographies, including China and Europe. We are well positioned to build on our proven core capabilities, history of innovation and strong balance sheet to serve the needs of both healthcare provider and manufacturer customers worldwide. I look forward to working with our first-rate executive team and the thousands of talented Owens & Minor teammates as we continue to execute our strategic plan and create sustainable value for customers and shareholders.”

Smith said, “I’m extremely proud of the world-class business that Owens & Minor represents today, and humbled to have led our 6,700 dedicated teammates around the world. Together we have created a leading healthcare logistics company with strong momentum, allowing us to serve provider and manufacturing customers globally with more complete and cost-effective solutions. Jim is a proven executive who, as a key architect of our strategy, has led positive change across the company’s sales, operations and logistics. I look forward to working with him and the Board as we make this important transition.”

James L. Bierman Biography

Mr. Bierman has served as President and Chief Operating Officer since 2013. Prior to that, he was Executive Vice President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. He joined Owens & Minor in 2007 as Senior Vice President & Chief Financial Officer. He previously held senior positions at Quintiles Transnational and was a 22 year veteran of Arthur Andersen, where he was a partner for 10 years.

Mr. Bierman currently serves on the board of directors of TeamHealth Holdings, Inc., where he is chairman of the board’s audit and nominating and governance committees. He is a former director of Quintiles and its parent company, Pharma Services Holding, Inc.; Devco Pharmaceuticals Ltd (a U.K development-stage biotech company); Physicians’ Online Inc. (a privately held U.S. internet provider of medical information and communications and a transaction network for physicians); and Mediconsultant.com Inc. (a publicly held North American internet provider of healthcare information and services).

He received a Bachelor’s Degree in Economics and History from Dickinson College and a Master’s Degree in Business Administration from Cornell University’s Johnson Graduate School of Management.

About Owens & Minor, Inc.

Owens & Minor, Inc. (NYSE:OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareTM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion. For more information about Owens & Minor, visit the company website at www.owens-minor.com.

CONTACT: Truitt Allcott, Director, Investor & Media Relations; 804-723-7555, or truitt.allcott@owens-minor.com

SOURCE: Owens & Minor, Inc.

2